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                                                                   EXHIBIT 10.22

                    FIRST AMENDMENT TO DISTRIBUTION AGREEMENT


         First Amendment to Distribution Agreement dated as of April 18, 1997 by and between The TJX Companies, Inc., a Delaware corporation (f/k/a Zayre Corp.)("TJX"), and Waban Inc., a Delaware corporation ("Waban"). TJX and Waban are referred to collectively herein as the "Parties."

         WHEREAS, the Parties are signatories to a Distribution Agreement dated as of May 1, 1989 (the "Distribution Agreement") pursuant to which, among other things, Waban agreed to indemnify TJX for certain Waban Liabilities.

         WHEREAS, Waban has stated its intention of consummating a transaction providing for (i) the transfer by Waban of the assets of its BJ's Wholesale Club division to a newly-formed subsidiary, BJ's Wholesale Club, Inc. ("BJ's"), and
(ii) the subsequent transfer, through a special dividend (the "Distribution"), of the stock of BJ's to the stockholders of Waban (the "Spinoff").

         WHEREAS, the Parties desire to modify the Distribution Agreement to reflect the change in circumstances caused by the consummation of the Spinoff.

         Now, therefore, in consideration of the premises and the mutual promises and covenants contained herein, the Parties agree as follows.

         1. Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Distribution Agreement. Any references to Waban shall be construed to include HomeBase, Inc. on and after the date on which the Distribution is made to the stockholders of Waban (the "Effective Date").

            1.01 "BJ's" shall have the meaning set forth in the recitals hereof.

            1.02 "BJ's Lease" shall mean any lease or sub-lease of property ever used in connection with the Waban Businesses for which TJX or any Affiliate thereof may be liable as a tenant, surety, sub-lessee or guarantor, other than
(i) a HomeBase Lease and (ii) the One Mercer Road, Natick, Massachusetts lease, to the extent (and only to the extent) provided in the letter, dated April 18, 1997, from Mark G. Borden, counsel for Waban, to Luc A. Despins, counsel for TJX.

            1.03 "Distribution Agreement" shall have the meaning set forth in the recitals hereof.

            1.04 "HomeBase Lease" shall mean any of the leases or sub-leases of property listed on the Schedule of Leases for
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which TJX or any Affiliate thereof may be liable as a tenant, sub-lessee, surety or guarantor.

            1.05 "Indemnification Agreement" shall have the meaning set forth in section 4.02 hereof.

            1.06 "Parties" shall have the meaning set forth in the recitals hereof.

            1.07 "Schedule of Leases" shall mean the schedule of leases initialed by the parties, provided as of the date hereof and setting forth the HomeBase Leases.

            1.08 "Spinoff" shall have the meaning set forth in the recitals hereof.

            1.09 "TJX" shall have the meaning set forth in the recitals hereof.

            1.10 "Waban" shall have the meaning set forth in the recitals hereof.

         2. Covenants Regarding Extension or Renewal of HomeBase Leases. Waban hereby covenants that it shall not increase the amount of base rent scheduled to come due under, extend the term of, or exercise any option to renew or extend any HomeBase Lease without first securing from the Person holding the landlord's interest and from any mortgagee with respect to the HomeBase Lease in question (if the consent of such Person or mortgagee is required to release any Liability of TJX and its Affiliates on such HomeBase Lease), a full and complete release of Liability of TJX and its Affiliates on any such HomeBase Lease, in a form reasonably satisfactory to TJX. Waban shall not transfer or assign any HomeBase Lease unless the transferee or assignee shall execute and deliver an agreement to be bound by terms equivalent to the terms of this section 2 (which would also condition subsequent transfers or assignments upon an equivalent transfer restriction) and Waban will be liable to TJX for any breach thereof.

         3. Reporting Obligations and Access to Information. Waban shall provide TJX with 30 days prior written notice of its intention to extend or renew, transfer or assign any HomeBase Lease, and Waban shall provide TJX with any document (including releases) executed in satisfaction of Waban's obligations under section 2 hereof. Moreover, Waban shall afford TJX and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing Information) and duplicating rights during normal business hours to Information within Waban's possession relating to the HomeBase Leases insofar as such access is reasonably required by TJX.

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         4. Reaffirmation.

            4.01 Each Party hereby acknowledges and represents to each other that the Distribution Agreement is presently, and upon giving effect to this First Amendment will be, valid and enforceable in accordance with its terms, not subject to any defenses, counterclaims or right of set-off whatsoever.

            4.02 Except as modified by this First Amendment, the Distribution Agreement shall remain in full force and effect in accordance with its terms. The fact that BJ's has entered into an Indemnification Agreement dated as of April 18, 1997 (the "Indemnification Agreement") shall not be used as a defense (other than as a defense of payment if and to the extent that BJ's has paid such Liability to a TJX Indemnitee pursuant to the Indemnification Agreement) by Waban to any claim of TJX against Waban.

         5. No Third-Party Beneficiaries. This First Amendment shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and assigns.

         6. Entire Agreement. This First Amendment (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings and agreements (other than the Distribution Agreement and any other agreement between the parties that expressly so provides), by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         7. Succession and Assignment. This First Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

         8. Counterparts. This First Amendment is an agreement under seal and may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9. Headings. The section headings contained in this First Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this First Amendment.

         10. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

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If to TJX:

The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts  01701
Telecopy No.:  (508) 390-2457
Attention:     General Counsel

Copy to:

Kirkland & Ellis
Citicorp Center
153 East 53rd Street
New York, New York  10022
Telecopy No.:  (212) 446-4900
Attention:     Luc A. Despins, Esq.

If to Waban:

Waban Inc.
One Mercer Road
Natick, Massachusetts  01760
Telecopy No.:  (508) 651-6251
Attention:     Treasurer

Copy to:

Hale and Dorr LLP
60 State Street
Boston, Massachusetts  02109
Telecopy No.:  (617) 526-5000
Attention:     Mark G. Borden, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11. Governing Law. This First Amendment shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the

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application of the laws of any jurisdiction other than the Commonwealth of
Massachusetts.

         12. Amendments and Waivers. No amendment of any provision of this First Amendment shall be valid unless the same shall be in writing and signed by TJX and Waban. No waiver by any Party of any default or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         13. Severability. Any term or provision of this First Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         14. Expenses. Each Party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this First Amendment.

         15. Construction. The Parties have participated jointly in the negotiation and drafting of this First Amendment. In the event an ambiguity or question of intent or interpretation arises, this First Amendment shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this First Amendment.

         16. Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this First Amendment are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this First Amendment and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         17. Modifications to Indemnification Rights. Sections 7.4.2, 7.4.3, and
7.4.4 of the Distribution Agreement shall not apply to Third Party Claims against TJX arising out of, or in any way relating to, HomeBase Leases.

         18. Indemnification Agreement. Waban shall cause BJ's to execute the Indemnification Agreement in the form attached hereto as Exhibit "A".

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         19. Spinoff. Waban hereby covenants that the Spinoff will only be effected by the transfer of the assets of the BJ's Wholesale Club division to BJ's, and not to any other person or entity.

         20. Further Assurances. Each Party to this First Amendment shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and of the Distribution Agreement.

         21. Authority. The Parties hereto represent and warrant to each other that the signatories to this First Amendment are authorized to execute this First Amendment; that each has full power and authority to enter into this First Amendment; that this First Amendment is duly executed and delivered, and constitutes a valid, binding agreement in accordance with its terms.

         22. Effective Date. This First Amendment, and all of the rights and obligations of the Parties hereunder, shall become effective upon the Effective Date, and if the Effective Date does not occur by December 31, 1997, this First Amendment shall be null and void.

         23. Waiver of Jury Trial. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS FIRST AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 23 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS FIRST AMENDMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS FIRST AMENDMENT.

                                      *****

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         IN WITNESS WHEREOF, the Parties hereto have executed this First
Amendment as of the date first above written.

                                        THE TJX COMPANIES, INC.


                                        By:    /s/ Donald Campbell
                                               ---------------------------------

                                        Title: Executive Vice President
                                               ---------------------------------



                                        WABAN INC.

                                        By:    /s/ Edward Weisberger
                                               ---------------------------------

                                        Title: Senior Vice President and CFO
                                               ---------------------------------

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